Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	(623) 879-3700	Jennifer Russo
	Investors@Centuri.com	(602) 781-6958
JRusso@Centuri.com
FOR IMMEDIATE RELEASE
August 6, 2025
CENTURI REPORTS SECOND QUARTER 2025 RESULTS, UPDATES FULL YEAR 2025 OUTLOOK

PHOENIX, AZ – August 6, 2025 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the second quarter, ended June 29, 2025, and updated its full year 2025 outlook.

Second Quarter 2025 Financial and Other Business Highlights

•Revenue of $724.1 million, a 7.7% increase versus $672.1 million in the second quarter of 2024
•Net income attributable to common stock of $8.1 million (diluted earnings per share of $0.09) versus $11.7 million (diluted earnings per share of $0.14) in the second quarter of 2024
•Adjusted Net Income of $16.9 million (Adjusted Diluted Earnings per Share of $0.19) versus $17.0 million (Adjusted Diluted Earnings per Share of $0.20) in the second quarter of 2024
•Adjusted EBITDA of $71.8 million, a 4.7% improvement above the $68.6 million achieved in the second quarter of 2024
•Full year 2025 revenue outlook increased to $2.70 to $2.85 billion, up from $2.60 to $2.80 billion; Full year 2025 Adjusted EBITDA outlook narrowed to $250 to $270 million from $240 to $275 million
•Achieved a book-to-bill ratio of 2.3x in the first half of 2025, which included another new bookings record of approximately $1.8 billion in the second quarter for a cumulative $3.0 billion in awards during the first half of the year
•Strengthened capital structure and enhanced financial flexibility after second quarter-end by expanding credit facility and extending debt maturities

"Our second quarter performance reflected solid execution across all business segments, with particularly strong results in our electric operations, while we continued to see meaningful progress in our U.S. Gas segment through various initiatives aimed at enhancing overall margins," said Centuri President & CEO Christian Brown. "Strong momentum from our integrated commercial strategy resulted in approximately $1.8 billion in new awards during the quarter. In addition, our proactive One Centuri sales approach is positioning us to maximize revenue potential from existing customers while strategically expanding into new opportunities, as evidenced by our nearly $14 billion sales pipeline. Based on our strong commercial momentum, enhanced pipeline visibility, and operational execution through the first half of the year, we are increasing our full-year revenue guidance. Our ability to raise our revenue outlook demonstrates the underlying strength of our core business, particularly given that 2024 benefited from elevated storm restoration activity that we do not expect to repeat this year."

"We are strategically increasing investment in our business to capitalize on expected growth driven by our contract awards and robust near-term pipeline opportunities, while simultaneously advancing meaningful capital efficiency initiatives. In recent weeks, we executed several strategic agreements, including new master lease arrangements that provide enhanced fleet management flexibility while preserving our ability to optimally deploy resources across operations. Additionally, our recent appointment of an experienced head of fleet positions us to drive further operational improvements in the quarters ahead."

Management Commentary

Financial results during the second quarter of 2025 increased year-over-year, with revenue increasing by $52.0 million, or 7.7%, and Adjusted EBITDA improving by $3.2 million, or 4.7%. Results reflected revenue growth across Canadian Gas, Non-Union Electric, and Union Electric segments, and improved profit across all four of the Company's reportable segments. As with the first quarter of 2025, revenue growth remained particularly strong in both core Union and Non-Union Electric, with year-over-year increases of $33.4 million (26.4%) and $46.1 million (51.1%), respectively, more than offsetting the seasonal impact to emergency restoration services and an anticipated $12.8 million decrease in offshore wind. Core Union Electric growth continues to be underpinned by robust bid project activity, particularly in industrial and electrical substation infrastructure, while several quarters in a row of increasing crew counts and work hours under MSAs drove the substantial year-over-year improvement in the Non-Union Electric segment.

During the second quarter of 2025, Centuri booked approximately $1.8 billion in total bookings, comprised of more than $600 million of new customer contracts and MSA awards (34% of total) and nearly $1.2 billion of MSA renewals (66% of total). These bookings drove a book-to-bill ratio of 2.3x in the first half of 2025, and an increase in backlog to $5.3 billion as of June 29, 2025 from $4.5 billion as of March 30, 2025. Given the bookings secured in the first half of 2025, Centuri expects to exceed its book-to-bill ratio target of 1.1x for 2025.

Centuri's Net Debt to Adjusted EBITDA Ratio was 3.7x as of June 29, 2025, which compares to 3.5x as of March 30, 2025. This increase reflects the typical seasonal uptick in working capital that occurs in the second quarter due to significantly higher activity levels compared to the first quarter. Subsequent to second quarter-end, Centuri successfully completed a refinancing of its existing debt arrangements. This included extending the maturity date of the Company's revolver from August 27, 2026 to July 9, 2030 and increasing its size from $400 million to $450 million, extending the Term Loan B maturity to 2032 at improved interest rates, and eliminating legacy change in control provisions to enhance financial flexibility.

Full Year 2025 Outlook

•Increased revenue outlook to $2.70 to 2.85 billion from $2.60 to 2.80 billion previously announced
•Narrowed adjusted EBITDA outlook to $250 to 270 million from $240 to $275 million previously announced
•Increased net capital expenditures outlook to $75 to 90 million from $65 to $80 million previously announced
Please review the second quarter earnings slides for details on certain key assumptions associated with our Full Year 2025 Outlook.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

Fiscal three months ended June 29, 2025 compared to the fiscal three months ended June 30, 2024

	Fiscal Three Months Ended				Change
(dollars in thousands)	June 29, 2025		June 30, 2024		$	%
Revenue:
U.S. Gas	$336,834	46.5%	$340,686	50.7%	$(3,852)	(1.1%)
Canadian Gas	55,111	7.6%	46,666	7.0%	8,445	18.1%
Union Electric	182,239	25.2%	164,211	24.4%	18,028	11.0%
Non-Union Electric	149,868	20.7%	120,512	17.9%	29,356	24.4%
Consolidated revenue	$724,052	100.0%	$672,075	100.0%	$51,977	7.7%
Gross profit:
U.S. Gas	$26,424	7.8%	$25,156	7.4%	$1,268	5.0%
Canadian Gas	9,485	17.2%	7,032	15.1%	2,453	34.9%
Union Electric	15,355	8.4%	12,079	7.4%	3,276	27.1%
Non-Union Electric	16,537	11.0%	16,237	13.5%	300	1.8%
Consolidated gross profit	$67,801	9.4%	$60,504	9.0%	$7,297	12.1%

Fiscal six months ended June 29, 2025 compared to the fiscal six months ended June 30, 2024

	Fiscal Six Months Ended				Change
(dollars in thousands)	June 29, 2025		June 30, 2024		$	%
Revenue:
U.S. Gas	$534,528	42.0%	$567,264	47.3%	$(32,736)	(5.8%)
Canadian Gas	94,895	7.4%	87,645	7.3%	7,250	8.3%
Union Electric	357,707	28.1%	328,062	27.3%	29,645	9.0%
Non-Union Electric	287,003	22.5%	217,127	18.1%	69,876	32.2%
Consolidated revenue	$1,274,133	100.0%	$1,200,098	100.0%	$74,035	6.2%
Gross profit:
U.S. Gas	$11,568	2.2%	$21,180	3.7%	$(9,612)	(45.4%)
Canadian Gas	16,564	17.5%	10,118	11.5%	6,446	63.7%
Union Electric	27,168	7.6%	23,448	7.1%	3,720	15.9%
Non-Union Electric	32,829	11.4%	19,037	8.8%	13,792	72.4%
Consolidated gross profit	$88,129	6.9%	$73,783	6.1%	$14,346	19.4%

Conference Call Information

Centuri will conduct a conference call today, Wednesday, August 6th, 2025 at 10:00 AM ET / 7:00 AM PT to discuss its second quarter 2025 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 549-8228, or for international callers, (289) 819-1520. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (888) 660-6264 in the U.S., or (289) 819-1325 internationally and entering passcode 29657 #. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for 12 months.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our estimation that total bookings secured in the first six months of 2025 and most recent quarter represent more than $3.0 billion and $1.8 billion in potential revenue, respectively; our estimation of the value of our pipeline and backlog; our expectation that we will deliver a book-to-bill ratio in excess of 1.1x in 2025; our expectation that our leverage ratio will improve year-over-year from the end of 2024 to the end of 2025, and the number ranges presented in our Full Year 2025 Outlook. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill Ratio

Book-to-bill ratio represents the ratio of total awards won in a period to total revenue recognized in the same period.

Sales Pipeline

Sales pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Net Debt to Adjusted EBITDA Ratio, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating results in a way consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation, (ii) separation-related costs, (iii) strategic review costs, (iv) severance costs, (v) securitization facility transaction fees, (vi) other professional fees, and (vii) CEO transition costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue. Because these non-GAAP metrics, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP metrics may not be comparable to similarly titled measures of other companies.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash. Management believes this ratio helps investors understand our leverage.

Adjusted Net Income is defined as net income (loss) adjusted for (i) separation-related costs, (ii) strategic review costs, (iii) severance costs, (iv) amortization of intangible assets, (v) other professional fees, (vi) non-cash stock-based compensation, and (vii) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP metrics: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) separation-related costs represent expenses incurred post-Centuri IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings’ sale of its holdings of our common stock and costs incurred in connection with the establishment of Centuri’s Unutilized Tax Assets Agreement with Southwest Gas Holdings and under other separation-related agreements, which are not reflective of our ongoing operations and will not recur following the full separation from Southwest Gas Holdings; (iii) strategic review costs represent expenses incurred during the Centuri IPO and related costs incurred to establish Centuri as a public company leading up to the IPO; (iv) severance costs relate to non-recurring restructuring activities; (v) securitization facility transaction fees represent legal and other professional fees incurred to establish our accounts receivable securitization facility; (vi) other professional fees are non-recurring costs associated with certain one-time events; and (vii) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended		Fiscal Six Months Ended		Fiscal Year Ended
(dollars in thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024	December 29, 2024
Net income (loss)	$8,079	$11,697	$(9,845)	$(13,536)	$(6,822)
Interest expense, net	18,247	22,629	36,109	46,728	90,515
Income tax expense (benefit)	6,186	(474)	(6,945)	(21,247)	3,466
Depreciation expense	27,539	27,724	55,096	55,375	108,703
Amortization of intangible assets	6,683	6,661	13,349	13,329	26,642
EBITDA	66,734	68,237	87,764	80,649	222,504
Non-cash stock-based compensation	2,163	80	3,750	(508)	2,231
Separation-related costs	1,564	—	3,175	—	—
Strategic review costs	—	(1,867)	—	2,010	2,010
Severance costs	—	2,186	—	6,657	8,028
Securitization facility transaction fees	—	—	—	—	1,393
Other professional fees	1,379	—	1,379	—	—
CEO transition costs	—	—	—	—	2,060
Adjusted EBITDA	$71,840	$68,636	$96,068	$88,808	$238,226
Adjusted EBITDA Margin (% of revenue)	9.9%	10.2%	7.5%	7.4%	9.0%

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income (loss)	$8,079	$11,697	$(9,845)	$(13,536)
Separation-related costs	1,564	—	3,175	—
Strategic review costs	—	(1,867)	—	2,010
Severance costs	—	2,186	—	6,657
Amortization of intangible assets	6,683	6,661	13,349	13,329
Other professional fees	1,379	—	1,379	—
Non-cash stock-based compensation	2,163	80	3,750	(508)
Income tax impact of adjustments(1)	(2,948)	(1,766)	(5,414)	(5,373)
Adjusted Net Income	$16,920	$16,991	$6,394	$2,579
(1)Calculated based on a blended statutory tax rate of 25%.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars per share)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Diluted earnings (loss) per share attributable to common stock (GAAP as reported)	$0.09	$0.14	$(0.11)	$(0.17)
Separation-related costs	0.02	—	0.04	—
Strategic review costs	—	(0.02)	—	0.03
Severance costs	—	0.03	—	0.09
Other professional fees	0.02	—	0.02	—
Amortization of intangible assets	0.07	0.07	0.14	0.16
Non-cash stock-based compensation	0.02	—	0.04	(0.01)
Income tax impact of adjustments	(0.03)	(0.02)	(0.06)	(0.07)
Adjusted Diluted Earnings per Share	$0.19	$0.20	$0.07	$0.03

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	June 29, 2025	March 30, 2025
Debt
Current portion of long-term debt	$28,101	$28,932
Current portion of finance lease liabilities	7,923	8,558
Long-term debt, net of current portion	718,400	724,723
Line of credit	172,230	97,820
Finance lease liabilities, net of current portion	11,265	13,135
Total debt	$937,919	$873,168
Less: Cash and cash equivalents	(28,332)	(15,255)
Net debt	$909,587	$857,913

Trailing twelve month Adjusted EBITDA	$245,486	$242,282
Net Debt to Adjusted EBITDA Ratio (1)	3.7	3.5
(1)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Revenue	$697,952	$643,394	$1,226,924	$1,148,139
Revenue, related party - parent	26,100	28,681	47,209	51,959
Total revenue, net	724,052	672,075	1,274,133	1,200,098
Cost of revenue (including depreciation)	633,039	585,755	1,142,416	1,078,608
Cost of revenue, related party - parent (including depreciation)	23,212	25,816	43,588	47,707
Total cost of revenue	656,251	611,571	1,186,004	1,126,315
Gross profit	67,801	60,504	88,129	73,783
Selling, general and administrative expenses	28,959	20,698	55,334	49,248
Amortization of intangible assets	6,683	6,661	13,349	13,329
Operating income	32,159	33,145	19,446	11,206
Interest expense, net	18,247	22,629	36,109	46,728
Other (income) expense, net	(353)	(707)	127	(739)
Income (loss) before income taxes	14,265	11,223	(16,790)	(34,783)
Income tax expense (benefit)	6,186	(474)	(6,945)	(21,247)
Net income (loss)	8,079	11,697	(9,845)	(13,536)
Net income (loss) attributable to noncontrolling interests	26	10	39	(165)
Net income (loss) attributable to common stock	$8,053	$11,687	$(9,884)	$(13,371)

Earnings (loss) per share attributable to common stock:
Basic	$0.09	$0.14	$(0.11)	$(0.17)
Diluted	$0.09	$0.14	$(0.11)	$(0.17)
Shares used in computing earnings per share:
Weighted average basic shares outstanding	88,588	84,629	88,553	78,147
Weighted average diluted shares outstanding	88,823	84,636	88,553	78,147

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	June 29, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$28,332	$49,019
Accounts receivable, net	250,264	271,793
Accounts receivable, related party - parent, net	5,877	9,648
Contract assets	310,584	235,546
Contract assets, related party - parent	3,893	2,623
Prepaid expenses and other current assets	52,932	32,755
Total current assets	651,882	601,384
Property and equipment, net	505,008	511,314
Intangible assets, net	328,471	340,901
Goodwill, net	373,022	368,302
Right-of-use assets under finance leases	28,097	33,790
Right-of-use assets under operating leases	106,789	104,139
Other assets	114,508	114,560
Total assets	$2,107,777	$2,074,390
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$28,101	$30,018
Current portion of finance lease liabilities	7,923	9,331
Current portion of operating lease liabilities	19,960	18,695
Accounts payable	128,153	125,726
Accrued expenses and other current liabilities	162,563	173,584
Contract liabilities	32,817	24,975
Total current liabilities	379,517	382,329
Long-term debt, net of current portion	718,400	730,330
Line of credit	172,230	113,533
Finance lease liabilities, net of current portion	11,265	15,009
Operating lease liabilities, net of current portion	93,261	91,739
Deferred income taxes	94,522	115,114
Other long-term liabilities	66,749	66,115
Total liabilities	1,535,944	1,514,169
Temporary equity:
Redeemable noncontrolling interests	4,708	4,669
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,649,154 and 88,517,521 shares issued and outstanding at June 29, 2025 and December 29, 2024, respectively.	886	885
Additional paid-in capital	733,873	718,598
Accumulated other comprehensive loss	(6,978)	(13,209)
Accumulated deficit	(160,656)	(150,722)
Total equity	567,125	555,552
Total liabilities, temporary equity and equity	$2,107,777	$2,074,390

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Six Months Ended
	June 29, 2025	June 30, 2024
Net cash used in operating activities	$(10,983)	$(83,003)
Cash flows from investing activities:
Capital expenditures	(45,162)	(46,562)
Proceeds from sale of property and equipment	2,521	4,250
Net cash used in investing activities	(42,641)	(42,312)
Cash flows from financing activities:
Proceeds from initial public offering and private placement, net of offering costs paid	—	330,343
Proceeds from line of credit borrowings	113,931	237,553
Payment of line of credit borrowings	(59,317)	(168,361)
Principal payments on long-term debt	(15,808)	(177,687)
Principal payments on finance lease liabilities	(5,188)	(5,771)
Redemption of redeemable noncontrolling interest	—	(92,838)
Other	(931)	(173)
Net cash provided by financing activities	32,687	123,066
Effects of foreign exchange translation	250	(239)
Net decrease in cash and cash equivalents	(20,687)	(2,488)
Cash and cash equivalents, beginning of period	49,019	33,407
Cash and cash equivalents, end of period	$28,332	$30,919